Exhibit 99.1

News Release 22 West Washington Street Chicago Illinois 60602	Telephone: +1 312 696-6000 Facsimile: +1 312 696-6009

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Second-Quarter 2020 Financial Results

CHICAGO, July 29, 2020 - Morningstar, Inc. (Nasdaq: MORN), a leading provider of independent investment research, today announced second-quarter 2020 financial results reflecting the resilience of its business.

"Amidst the ongoing COVID-19 pandemic, our teams continue to help investors successfully manage their personal portfolios and professional practices, underscoring the importance of our mission,” said Kunal Kapoor, Morningstar’s chief executive officer. “In the second quarter, the recurring nature of our license-based revenue and expense control supported our ability to continue funding longer-term growth initiatives. For instance, we recently welcomed Sustainalytics into the Morningstar family, a timely addition that highlights our belief in environmental, social, and governance factors as the building blocks of a more just, sustainable global economy. Sustainalytics data underpins the Morningstar Minority Empowerment Index series, which features companies that have embedded strong racial and ethnic diversification policies into their corporate cultures. We are committed to furthering our own practices as it relates to racial diversity, upholding a culture of equity and inclusion at Morningstar."

Second-Quarter Financial Highlights

•	Revenue increased 19.7% to $327.9 million. DBRS Morningstar[1] represented 14.0 percentage points of growth, while all other Morningstar product areas contributed 5.7 percentage points.

•	Organic revenue growth, which excludes DBRS Morningstar and foreign currency effects, was 5.8%, or 7.4% excluding conference revenue from second-quarter 2019 results as Morningstar Investment Conferences in the current quarter have been delayed.

•	Operating income increased 20.7% to $61.3 million; adjusted operating income increased by 38.3%, excluding all merger and acquisition (M&A)-related expenses and amortization.

•	Diluted net income per share increased 14.3% to $1.12 versus $0.98 in the prior period. Adjusted diluted net income per share increased by 31.2% to $1.43, excluding all M&A-related expenses and amortization.

•	Cash provided by operating activities increased 46.3% to $127.6 million. Free cash flow increased by 60.5% to $110.6 million.

1.	DBRS Morningstar includes the combined operations and financial performance of DBRS and Morningstar Credit Ratings since the close of the acquisition on July 2, 2019. References to "deal-related expenses and amortization" are specific to the DBRS Morningstar transaction. Reconciliation tables for all non-GAAP measures can be found at the end of this press release.

Year-to-Date Financial Highlights

•	Revenue increased 22.4% to $651.9 million. DBRS Morningstar[1] represented 14.0 percentage points of growth, while all other Morningstar product areas contributed 8.4 percentage points.

•	Organic revenue growth, which excludes DBRS Morningstar and foreign currency effects, was 8.6%, or 9.4% excluding $3.8 million of 2019 conference revenue.

•	Operating income increased 5.5% to $105.8 million; adjusted operating income increased by 25.6%, excluding all M&A-related expenses and amortization.

•	Diluted net income per share declined 4.6% to $1.67 versus $1.75 in the prior period. Adjusted diluted net income per share increased by 15.8%, excluding all M&A-related expenses and amortization. Both net income and adjusted net income per share reflect the impact of higher non-operating losses, including non-cash foreign exchange losses.

•	Cash provided by operating activities increased by 20.6% to $176.3 million. Free cash flow increased by 32.1% to $144.2 million.

Overview of Second-Quarter 2020 Financial Results

Revenue for the second quarter of 2020 was $327.9 million, an increase of 19.7%, compared with the second quarter of 2019, or 5.8% higher on an organic basis. Due to the ongoing COVID-19 pandemic, the Company transitioned its 2020 Morningstar Investment Conference in Chicago to a digital format, and rescheduled conferences in Australia and the United Kingdom from the second quarter to later this year. Excluding $3.8 million of conference revenue from the prior-year period, organic revenue grew by 7.4%. The contribution of DBRS Morningstar was $39.1 million, or 14.0 percentage points in the quarter, and the remainder of Morningstar contributed $14.9 million, or 5.7 percentage points to revenue growth.

License-based revenue grew 10.1% year over year, as demand for PitchBook, Morningstar Data, and Morningstar Direct remained steady. PitchBook was a key driver of growth, with revenue contributions from both new and existing customers. Morningstar Data continued to benefit from accelerating trends of automating workflows and building out analytics teams by firms. Morningstar Direct performance was balanced across geographies with higher growth rates in Europe and Asia.

Asset-based revenue decreased 1.5% in the quarter as market volatility in the first quarter of 2020 led to lower revenue in Investment Management and flat performance in Workplace Solutions in the second quarter. This was an anticipated outcome given the structure of certain contracts and the timing of client asset reporting. Growth in Morningstar Indexes revenue was driven by positive market movements and flows into new and existing investable products. Overall, average assets under management and advisement decreased by 10.0% to $191.7 billion in the quarter versus the prior-year period.

Transaction-based revenue more than doubled year over year, driven by the contribution of DBRS Morningstar. Many new issuance segments of the transaction-based credit rating business in both Europe and the United States slowed or paused during the second quarter as the pandemic persisted; however, DBRS Morningstar benefited from record corporate issuance volumes in Canada, as many Canadian investment grade issuers accelerated their full year issuance plans into the second quarter. Recurring annual fees tied to surveillance, research, and other services represented 40.5% of credit ratings revenue in the second quarter. Excluding DBRS Morningstar, transaction-based revenue declined by 45.9% due to a decrease in advertising revenue on Morningstar.com and the 2020 Morningstar Investment Conference delays.

Operating expense increased 19.5% to $266.6 million in the second quarter of 2020. DBRS Morningstar contributed 19.0% to operating expense growth, which includes deal-related expenses and amortization and legal costs related to regulatory matters. Operating expenses for the remainder of Morningstar stayed relatively flat as the Company managed costs and saw reductions in certain expense categories as a result of the pandemic. Increases in compensation and benefits, production costs, and M&A-related professional fees were largely offset by lower travel, marketing, and conference costs. While year-over-year headcount was higher, it remained relatively flat since the end of the first quarter. The favorable comparison in stock-based compensation, due to the lower annual target payout under the PitchBook management incentive plan, also offset year-over-year expense growth.

Second-quarter operating income was $61.3 million, an increase of 20.7% compared with the prior-year period. Adjusted operating income, which excludes all M&A-related expenses and amortization, was $79.5 million in the quarter, an increase of 38.3% compared with the prior-year period. Second-quarter operating margin was 18.7%, compared with 18.5% in the prior-year period. Adjusted operating margin was 24.3% in the second quarter of 2020, versus 21.0% in the prior-year period.

Net income in the second quarter of 2020 was $48.2 million, or $1.12 per diluted share, compared with $42.1 million, or $0.98 per diluted share, in the second quarter of 2019. Adjusted diluted net income per share increased 31.2% to $1.43, compared with $1.09 in the prior-year period. The effective tax rate for the second quarter of 2020 was 24.0% versus 21.7% in the prior-year period.

Update on Key Product Areas

Morningstar tracks the performance of key product areas expected to provide a greater contribution to growth as part of its long-term strategy, which include Morningstar Data, Morningstar Direct, PitchBook, Workplace Solutions, Morningstar Managed Portfolios, and DBRS Morningstar. This is the final quarter that revenue from the credit ratings operation will be excluded from the reporting of organic revenue. In the second quarter of 2020, organic revenue growth for the other five key strategic areas was 11.8%, compared with organic revenue growth of 5.8% for Morningstar as a whole.

The highlights below summarize key operating metrics as of and for the quarter ended June 30, 2020.

•	Revenue for Morningstar Data was up 7.2% to $53.3 million, or 8.7% on an organic basis.

•	PitchBook licenses increased 53.2% to 45,039, and revenue grew 36.8% to $48.0 million.

•	Morningstar Direct licenses increased 4.0% to 16,148, and revenue grew 5.2% to $38.7 million, or 6.5% on an organic basis.

•	Assets under management and advisement for Workplace Solutions increased 7.2% to $158.3 billion as of June 30, 2020.

•	Assets under management and advisement in Morningstar Managed Portfolios declined 44.8% to $25.5 billion as of June 30, 2020. The year-over-year decline in Morningstar Managed Portfolios was largely attributable to a client contract change starting in January 2020 from a variable to fixed-fee arrangement. For the purposes of this report, assets reported within Investment Management only include contracts with variable fees.

Update on DBRS Morningstar Integration

The end of the second quarter of 2020 marked DBRS Morningstar's first full year of operations as a combined entity, and the organization continued to make further progress across all U.S. Structured Finance integration activities. By the end of June, all required methodology decisions had been completed, representing a significant milestone of DBRS Morningstar's analytical integration. The majority of any remaining rating reviews resulting from these methodology decisions are expected to be completed during the third quarter. Going forward, DBRS Morningstar results will be included in organic reporting.

Balance Sheet and Capital Allocation

As of June 30, 2020, the Company had cash, cash equivalents, and investments totaling $383.2 million and $487.7 million of long-term debt, compared with cash, cash equivalents, and investments of $367.5 million and $513.1 million of long-term debt as of Dec. 31, 2019. The Company’s liquidity position continues to be strong. The Company closed a new $50.0 million 364-day revolving credit facility in the second quarter, bringing total capacity under its revolving credit facilities to $350.0 million with approximately $300.0 million available at the end of the second quarter. In addition, the Company paid down approximately $42.8 million of debt.

Cash provided by operating activities was $127.6 million in the second quarter of 2020, compared with $87.2 million in the prior year period. Free cash flow increased to $110.6 million in the second quarter of 2020, compared with $68.9 million in the prior year. In the second quarter of 2020, the Company paid $12.8 million in dividends.

Comparability of Year-Over-Year Results

In addition to the contribution from DBRS Morningstar and the deal-related expenses and amortization discussed above, certain other items affected the comparability of second-quarter 2020 results versus the same period in 2019.

Second-Quarter 2020 Results

Second-quarter 2020 results include a $2.2 million decrease in stock-based compensation, primarily driven by the renewal of the PitchBook management bonus plan. The new three-year plan mirrors the incentive structure of the original plan, featuring lower target payouts in the first two years compared with the actual 2019 payout. This increased operating income growth by 4.3 percentage points and diluted net income per share by $0.05.

Second-quarter 2020 results also reflect the contribution of the Morningstar Funds Trust, which records revenue as well as sub-advisory fees and waivers on a gross basis. This resulted in a $1.3 million favorable contribution to revenue and a corresponding increase in the cost of revenue, with no impact on operating income.

Foreign currency translation decreased revenue by $2.5 million, or 0.9%, and operating expenses by $2.8 million, or 1.3%, in the second quarter of 2020. This resulted in an increase of $0.3 million in second-quarter operating income.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the Company to comparable GAAP measures and an explanation of why the company uses them.

Investor Communication

Morningstar encourages all interested parties--including securities analysts, current shareholders, potential shareholders, and others--to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com. Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The Company offers an extensive line of products and services for individual investors, financial advisors, asset managers, retirement plan providers and sponsors, and institutional investors in the debt and private capital markets. Morningstar provides data and research insights on a wide range of investment offerings, including managed investment products, publicly listed companies, private capital markets, debt securities, and real-time global market data. Morningstar also offers investment management services through its investment advisory subsidiaries, with approximately $205 billion in assets under advisement and management as of June 30, 2020. The Company had operations in 27 countries as of June 30, 2020. For more information, visit www.morningstar.com/company. Follow Morningstar on Twitter @MorningstarInc.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance, including the impacts of the current COVID-19 pandemic. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, the impact of the current COVID-19 pandemic on our business, financial condition, and results of operations; liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; liability related to cybersecurity and the protection of confidential information, including personal information about individuals; failing to differentiate our products and continuously create innovative, proprietary research tools and financial advisor software; inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit ratings operations; volatility in the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business; trends in the asset management industry, including the increasing adoption of investment strategies and portfolios relying on passively managed investment vehicles and increased industry consolidation; liability relating to the collection or distribution of information and data we collect and produce or errors included therein; an outage of our database, technology-based products and services, or network facilities or the movement of parts of our technology and data infrastructure to the public cloud and other outsourced providers; the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate; the failure to recruit, develop, and retain qualified employees; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; and the failure to protect our intellectual property rights or claims of intellectual property infringement against us. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

# # #

Investor Relations Contact:

Barbara Noverini, CFA +1 312-646-6164, barbara.noverini@morningstar.com

Media Relations Contact:

Stephanie Lerdall, +1 312-244-7805, stephanie.lerdall@morningstar.com

©2020 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended June 30,				Six months ended June 30,
(in millions, except per share amounts)	2020	2019	change		2020	2019	change
Revenue	$327.9	$273.9	19.7%		$651.9	$532.8	22.4%
Operating expense:
Cost of revenue	131.1	107.5	22.0%		268.1	212.6	26.1%
Sales and marketing	47.2	45.7	3.3%		98.1	85.7	14.5%
General and administrative	54.6	44.0	24.1%		112.0	84.8	32.1%
Depreciation and amortization	33.7	25.9	30.1%		67.9	49.4	37.4%
Total operating expense	266.6	223.1	19.5%		546.1	432.5	26.3%
Operating income	61.3	50.8	20.7%		105.8	100.3	5.5%
Operating margin	18.7%	18.5%	0.2	pp	16.2%	18.8%	(2.6	)pp

Non-operating income (loss), net:
Interest income (expense), net	(1.9)	0.7	NMF		(5.1)	—	—%
Other income (expense), net	4.5	1.6	181.3%		(3.6)	(1.0)	260.0%
Non-operating income (loss), net	2.6	2.3	13.0%		(8.7)	(1.0)	770.0%

Income before income taxes and equity in net income (loss) of unconsolidated entities	63.9	53.1	20.3%		97.1	99.3	(2.2)%
Equity in net income (loss) of unconsolidated entities	(0.5)	0.7	NMF		(1.3)	(0.8)	62.5%
Income tax expense	15.2	11.7	29.9%		23.7	23.2	2.2%
Consolidated net income	$48.2	$42.1	14.5%		$72.1	$75.3	(4.2)%

Net income per share:
Basic	$1.13	$0.99	14.1%		$1.68	$1.77	(5.1)%
Diluted	$1.12	$0.98	14.3%		$1.67	$1.75	(4.6)%
Weighted average shares outstanding:
Basic	42.9	42.7	0.5%		42.9	42.7	0.5%
Diluted	43.2	43.1	0.2%		43.2	43.1	0.2%

_________________________________________________________________

NMF - Not meaningful, pp - percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended June 30,		Six months ended June 30,
(in millions)	2020	2019	2020	2019
Operating activities
Consolidated net income	$48.2	$42.1	$72.1	$75.3
Adjustments to reconcile consolidated net income to net cash flows from operating activities	39.9	33.8	93.6	72.1
Changes in operating assets and liabilities, net	39.5	11.3	10.6	(1.2)
Cash provided by operating activities	127.6	87.2	176.3	146.2
Investing activities
Capital expenditures	(17.0)	(18.3)	(32.1)	(37.0)
Acquisitions, net of cash acquired	(11.0)	—	(15.5)	—
Purchases of equity investments	(6.0)	(0.1)	(6.5)	(1.2)
Other, net	(3.7)	(0.1)	(3.1)	0.2
Cash used for investing activities	(37.7)	(18.5)	(57.2)	(38.0)
Financing activities
Common shares repurchased	—	—	(20.0)	(4.9)
Dividends paid	(12.8)	(12.0)	(25.7)	(23.9)
Repayments of long-term debt	(42.8)	(15.0)	(80.6)	(55.0)
Proceeds from long-term debt	—	—	55.0	—
Other, net	(8.1)	(6.5)	(19.3)	(10.4)
Cash used for financing activities	(63.7)	(33.5)	(90.6)	(94.2)
Effect of exchange rate changes on cash and cash equivalents	5.0	(0.5)	(8.9)	0.5
Net increase in cash and cash equivalents	31.2	34.7	19.6	14.5
Cash and cash equivalents-beginning of period	322.5	349.1	334.1	369.3
Cash and cash equivalents-end of period	$353.7	$383.8	$353.7	$383.8

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	As of June 30	As of December 31
(in millions)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$353.7	$334.1
Investments	29.5	33.4
Accounts receivable, net	181.4	188.5
Income tax receivable, net	—	6.3
Other current assets	48.9	40.9
Total current assets	613.5	603.2

Property, equipment, and capitalized software, net	147.0	154.7
Operating lease assets	153.4	144.8
Investments in unconsolidated entities	62.8	59.6
Goodwill	1,025.3	1,039.1
Intangible assets, net	310.5	333.4
Deferred tax asset, net	10.5	10.7
Other assets	27.9	25.4
Total assets	$2,350.9	$2,370.9

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$59.0	$58.9
Accrued compensation	91.3	137.5
Deferred revenue	287.3	250.1
Operating lease liabilities	37.1	35.8
Current portion of long-term debt	11.0	11.0
Other current liabilities	4.5	2.5
Total current liabilities	490.2	495.8

Operating lease liabilities	142.3	138.7
Accrued compensation	13.3	12.1
Deferred tax liability, net	93.1	95.0
Long-term debt	476.7	502.1
Other long-term liabilities	48.4	43.6
Total liabilities	1,264.0	1,287.3
Total equity	1,086.9	1,083.6
Total liabilities and equity	$2,350.9	$2,370.9

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	Three months ended June 30,					Six months ended June 30,
(in millions)	2020	2019	Change	Organic[1]		2020	2019	Change	Organic[1]
Revenue by type
License-based (2)	$221.1	$200.9	10.1%	10.1%		$437.1	$396.4	10.3%	10.4%
Asset-based (3)	51.8	52.6	(1.5)%	(0.9)%		109.0	101.5	7.4%	8.2%
Transaction-based (4)	55.0	20.4	169.6%	(46.3)%		105.8	34.9	203.2%	(36.4)%

Key product area revenue
Morningstar Data	$53.3	$49.7	7.2%	8.7%		$104.7	$97.4	7.5%	8.8%
DBRS Morningstar (5)	49.7	10.6	368.9%	—	%(6)	96.4	20.1	379.6%	—	%(6)
PitchBook	48.0	35.1	36.8%	36.8%		93.3	67.4	38.4%	38.4%
Morningstar Direct	38.7	36.8	5.2%	6.5%		77.0	73.1	5.3%	6.5%
Investment Management	27.3	28.9	(5.5)%	(4.5)%		57.8	55.5	4.1%	5.3%
Morningstar Advisor Workstation	21.2	22.2	(4.5)%	(4.3)%		43.0	44.5	(3.4)%	(3.3)%
Workplace Solutions	19.7	19.7	—%	—%		40.9	38.2	7.1%	7.1%

	As of June 30
	2020	2019		Change
Select business metrics
Morningstar Direct licenses	16,148	15,521		4.0%
PitchBook Platform licenses	45,039	29,398		53.2%
Advisor Workstation clients (U.S.)	152	171		(11.1)%
Morningstar.com Premium Membership subscriptions (U.S.)	113,683	111,428		2.0%

	As of June 30
Assets under management and advisement (approximate) ($bil)	2020	2019		Change
Workplace Solutions
Managed Accounts	$76.9	$66.7		15.3%
Fiduciary Services	48.8	48.2		1.2%
Custom Models	32.6	32.7		(0.3)%
Workplace Solutions (total)	$158.3	$147.6		7.2%
Investment Management (7)
Morningstar Managed Portfolios	$25.5	$46.2		(44.8	)%(8)
Institutional Asset Management	15.5	15.0	(9)	3.3%
Asset Allocation Services	5.8	7.1		(18.3)%
Investment Management (total)	$46.8	$68.3		(31.5)%

Asset value linked to Morningstar Indexes ($bil)	$62.0	$60.5		2.5%

	Three months ended June 30,			Six months ended June 30,
	2020	2019	Change	2020	2019	Change
Average assets under management and advisement ($bil)	$191.7	$213.1	(10.0)%	$205.1	$206.4	(0.6)%

_____________________________________________________________________________

(1) Organic revenue excludes acquisitions, divestitures, adoption of new accounting changes, and the effect of foreign currency translations.

(2) License-based revenue includes Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, PitchBook, and other similar products.

(3) Asset-based revenue includes Investment Management, Workplace Solutions, and Morningstar Indexes.

(4) Transaction-based revenue includes DBRS Morningstar, internet advertising, and conferences.

(5) Revenue for the three and six months ended June 30, 2019 reflects Morningstar Credit Ratings. Revenue for the three and six months ended June 30, 2020 reflects DBRS Morningstar, the combined credit ratings operations. For the three and six months ended June 30, 2020, transaction-based revenue derived primarily from one-time ratings fees was 59.5% and 58.9%, respectively, while recurring revenue from surveillance, research, and other services comprised the remainder for the period.

(6) The combination of DBRS and Morningstar’s U.S.-based credit ratings operation in 2019 makes it difficult to ascribe the origin of revenue growth to either entity. As such, revenue from the combined credit ratings operation is excluded from the reporting of organic revenue growth through the second quarter of 2020.

(7) Revenue for Investment Management includes Morningstar Managed Portfolios, Institutional Asset Management, and Asset Allocation Services.

(8) The decline in Morningstar Managed Portfolios was largely attributed to a client contract change from a variable to fixed-fee arrangement. Excluding the assets from this client contract in the prior-year period, Morningstar Managed Portfolios declined 4.1%. The increase in revenue for Investment Management diverged from the decline in assets under management and advisement due to the aforementioned contract change, the impact of average asset calculations on Morningstar Managed Portfolios billing, and increased assets in the Morningstar Funds Trust.

(9) Revised to reflect updated asset reporting.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission, including:

•	consolidated revenue, excluding DBRS Morningstar,

•	consolidated revenue, excluding acquisitions, divestitures, adoption of new accounting changes, and the effect of foreign currency translations (organic revenue),

•	consolidated operating income, excluding all mergers and acquisitions (M&A)-related expenses and amortization (adjusted operating income),

•	consolidated operating margin, excluding all M&A-related expenses and amortization (adjusted operating margin),

•	consolidated diluted net income per share, excluding all M&A-related expenses and amortization (adjusted diluted net income per share), and

•	cash provided by or used for operating activities less capital expenditures (free cash flow).

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents organic revenue because the Company believes this non-GAAP measure helps investors better compare period-over-period results. We exclude revenue from acquired businesses from our organic revenue growth calculation for a period of 12 months after we complete the acquisition. For divestitures, we exclude revenue in the prior period for which there is no comparable revenue in the current period. In the third quarter of 2019, Morningstar Credit Ratings combined with DBRS to form DBRS Morningstar. The total contribution of DBRS Morningstar is excluded from organic revenue growth, as going forward it will be difficult to attribute revenue and related revenue growth to each entity on a standalone basis.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Morningstar's management team uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended June 30,				Six months ended June 30,
(in millions)	2020	2019	change		2020	2019	change
Reconciliation from consolidated revenue to revenue excluding DBRS Morningstar:
Consolidated revenue	$327.9	$273.9	19.7%		$651.9	$532.8	22.4%
Less: DBRS Morningstar revenue (1)	(49.7)	(10.6)	368.9%		(96.4)	(20.1)	379.6%
Revenue excluding DBRS Morningstar	$278.2	$263.3	5.7%		$555.5	$512.7	8.3%

Reconciliation from consolidated revenue to organic revenue:
Consolidated revenue	$327.9	$273.9	19.7%		$651.9	$532.8	22.4%
Less: acquisitions	(51.7)	(10.6)	387.7%		(99.4)	(20.1)	394.5%
Effect of foreign currency translations	2.5	—	NMF		4.5	—	NMF
Organic revenue	$278.7	$263.3	5.8%		$557.0	$512.7	8.6%

Reconciliation from consolidated operating income to adjusted operating income:
Consolidated operating income	$61.3	$50.8	20.7%		$105.8	$100.3	5.5%
Add: intangible amortization expense	13.7	4.9	179.6%		27.7	9.8	182.7%
Add: M&A-related expenses	4.5	1.8	150.0%		7.4	2.1	252.4%
Adjusted operating income	$79.5	$57.5	38.3%		$140.9	$112.2	25.6%

Reconciliation from consolidated operating margin to adjusted operating margin:
Consolidated operating margin	18.7%	18.5%	0.2	pp	16.2%	18.8%	(2.6	)pp
Add: intangible amortization expense	4.2%	1.8%	2.4	pp	4.2%	1.8%	2.4	pp
Add: M&A-related expenses	1.4%	0.7%	0.7	pp	1.1%	0.4%	0.7	pp
Adjusted operating margin	24.3%	21.0%	3.3	pp	21.5%	21.0%	0.5	pp

Reconciliation from consolidated diluted net income per share to adjusted diluted net income per share:
Consolidated diluted net income per share	$1.12	$0.98	14.3%		$1.67	$1.75	(4.6)%
Add: intangible amortization expense	0.23	0.08	187.5%		0.47	0.17	176.5%
Add: M&A-related expenses	0.08	0.03	166.7%		0.13	0.04	225.0%
Adjusted diluted net income per share	$1.43	$1.09	31.2%		$2.27	$1.96	15.8%

Reconciliation from cash provided by operating activities to free cash flow:
Cash provided by operating activities	$127.6	$87.2	46.3%		$176.3	$146.2	20.6%
Capital expenditures	(17.0)	(18.3)	(7.1)%		(32.1)	(37.0)	(13.2)%
Free cash flow	$110.6	$68.9	60.5%		$144.2	$109.2	32.1%

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NMF - Not meaningful, pp - percentage points

(1) Revenue for the three and six months ended June 30, 2019 reflects Morningstar Credit Ratings. Revenue for the three and six months ended June 30, 2020 includes revenue from DBRS Morningstar, the combined credit ratings operation.